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                   CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form N-1A of our report dated June 30, 2000, relating to the financial statement and financial highlights of Morgan Stanley Competitive Edge - "Best Ideas" Portfolio, formerly Morgan Stanley Competitive Edge - "Best Ideas" Portfolio, referred to in such report, which appears in such Registration Statement.

PricewaterhouseCoopers LLP
New York, New York
July 26, 2001